                                             -----------------------------------
                                                        OMB APPROVAL
                                             -----------------------------------
                                             OMB Number:    3235-0145
                                             Expires:      August 31, 1999
                                             Estimated average burden
                                             hours per response........14.90
                                             -----------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                             TIER TECHNOLOGIES, INC.
                             -----------------------
                                (Name of Issuer)




                              CLASS B COMMON STOCK
                              --------------------
                         (Title of Class of Securities)




                                   8865Q 10 0
                                   ----------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP NO. 8865Q 10 0                    13G                    PAGE 2 OF 4 PAGES

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JAMES L. BILDNER
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           578,674
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,566,337
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         578,674
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,145,011
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     16.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
(a)      Name of Issuer:   TIER TECHNOLOGIES, INC.
(b)      Address of Issuer's Principal Executive Offices:
         1350 TREAT BOULEVARD, STE. 250, WALNUT CREEK, CA  94596

ITEM 2.
(a)      Name of Person Filing:
                  JAMES L. BILDNER
(b)      Address of Principal Business Office or, if none,  Residence:
                  C/O TIER TECHNOLOGIES, INC., 1350 TREAT BOULEVARD, STE. 250, WALNUT CREEK, CA 94596
(c)      Citizenship:  UNITED STATES
(d)      Title of Class of Securities:  CLASS B COMMON STOCK
(e)      CUSIP Number:  8865Q 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(b), OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: - NOT APPLICABLE

ITEM 4.  OWNERSHIP
(a)      Amount Beneficially Owned:  2,145,011
(b)      Percent of Class:  16.6%
(c)      Number of shares as to which such person has:
(i)      Sole power to vote or to direct the vote:    578,674
(ii)     Shared power to vote or to direct the vote:    1,566,337
(iii)    Sole power to dispose or to direct the disposition of:   578,674
(iv)     Shared power to dispose or to direct the disposition of:   -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  - NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP:  NOT APPLICABLE

ITEM 10. CERTIFICATION:  NOT APPLICABLE





                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 11, 2000
----------------------------------
                  Date


       /S/ James L. Bildner
----------------------------------
             Signature


         James L. Bildner
----------------------------------


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)